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                                  EXHIBIT 10.7

                             CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT, made this 1st day of June, 1998 by and between ARXA International Energy, Inc., a Delaware corporation with its principal offices located at 110 Cypress Station Drive, Suite 280, Houston, Texas 77090 ("ARXA") AND FYI Financial Corporation, a Colorado corporation with its principal offices located at 15442 E. Hampden Ave., Suite 50, Aurora, Colorado 80014 ("FYI"),

WITNESSETH THAT: WHEREAS, ARXA desires to secure investor public relations support in the dissemination of its corporate and financial information, and FYI is engaged in the business of disseminating information on the Internet, and the parties have agreed upon the terms of a thirty day trial relationship and desire a document to formalize and evidence their understandings;

NOW THEREFORE, in consideration of the mutual covenants herein and intending to be legally bound, the parties have agreed as follows:

1. ARXA retains FYI, and FYI accepts such retention, on the terms and conditions of this Agreement. This Agreement shall be for a period of thirty
(30) days, commencing on the date of which the first dissemination begins.

2. ARXA shall initially provide FYI with a Corporate Profile, which FYI shall fully disseminate within ten (10) days after receipt from ARXA. Thereafter, during such thirty (30) day test period, ARXA shall provide FYI with such current news, press releases, or other investor information as ARXA may select and FYI shall fully disseminate such within ten (10) days after receipt from ARXA. In all instances, FYI shall commence dissemination no later than the day after receipt from ARXA and shall fully complete dissemination to its data base within nine (9) days thereafter.

3. ARXA represents and warrants that the information to be provided to FYI shall be true and correct and consistent with its SEC filings under the 1934 Act. ARXA shall indemnify FYI and hold FYI harmless from any claims, damages, judgments, or losses incurred by FYI as a result of any inaccuracies in the information provided by ARXA to FYI. FYI shall have no responsibility to check the information provided for accuracy of conformity to SEC filings and shall rely upon ARXA.

4. FYI represents and warrants that its dissemination will be in accordance with applicable laws, rules and regulations. FYI shall indemnify ARXA and hold ARXA harmless from any claims, damages, judgments, or loses incurred by ARXA as a result of any

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violation by FYI of any laws, rules and/or regulations applicable to its dissemination procedures. ARXA shall have no responsibility to check the procedures being used by FYI and shall rely upon FYI.

5. As full and complete consideration for FYI's dissemination services during the term of this Agreement, ARXA shall promptly after the execution of this Agreement file a Form S-8 with the SEC for the registration of 25,000 shares of ARXA's Common Stock and pursuant to such filing, upon receipt thereof by the SEC, shall issue to FYI such 25,000 shares as free trading shares.




IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Consulting Agreement:

ARXA INTERNATIONAL ENERGY, INC.         FYI FINANCIAL CORPORATION

By:  /s/ L. Craig Ford                  By: /s/ Joseph G. Rogers
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     L. Craig Ford, President               Joseph G. Rogers, President